UNITED STATES
                SECURITIES EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM 8-K

                          CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 5, 1998

                         ASCOT GROUP INC.
     (Exact name of registrant as specified in its charter)


     Delaware                                 113375915
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State of Incorporation                   IRS Employer ID No.


City Center Bellevue, Suite 730
500 108th Avenue, Bellevue, WA                  98004
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Address of Principal Executive Offices        Zip Code

Registrant's Telephone Number     (425) 990-6477

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Item 2.  Acquisition or Disposition of Assets

     On December 21, 1998, the Company acquired 7,013,897 shares of common stock, $0.01 par value, of Bioenvision, Inc., a company incorporated under the laws of the State of Delaware.

     The acquisition was consummated by the execution of an Acquisition Agreement dated December 21, 1998. The shares acquired by the Company represented one hundred (100%) percent of all of Bioenvision's then currently issued and outstanding common stock. The aggregate purchase price paid by the Company for the Bioenvision common shares was 7,013,897 post-reverse split shares of voting common stock of Ascot Group Inc., $0.001 par value. These shares will be issued to the sellers of the Bioenvision shares subsequent to a 15 to 1 reverse split of the voting common stock by the Company of its voting common stock.

     There was no material relationship between the Company and Bioenvision prior to the acquisition by the company of the Bioenvision shares. Subsequent to the acquisition of the Bioenvision shares, the Company intends to enter the biotechnology industry. The Bioenvision management, Christopher Wood and John Cole, will utilize their experience and expertise in that area to assist the Company with such entry. Bioenvision is an international biopharmaceutical company with a primary focus on the diagnosis and treatment of cancer. Bioenvision's aim is to manage the convergence of groundbreaking science to create strong, commercially successful cancer treatments. The products which Bioenvision seeks to develop will be used to treat a wide range of malignant diseases, from leukemia to breast and prostate cancer. In the next 24 months, Bioenvision plans to launch three important products to fight cancer. Prior to the acquisition of the Bioenvision shares, the Company, Ascot Group, was a developing company seeking to find a merger or business acquisition.


Item 7.   Financial Statements and Exhibits

     At this time, it is impracticable to provide the required financial statements for Bioenvision. The Company however expects to file such financial statements as an amendment to this Form as soon as practicable, but not later than sixty (60) days after the report on this Form is to be filed.

     A copy of the Acquisition Agreement between the Company and Bioenvision Inc., is attached hereto as an exhibit.
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SIGNATURES

In accordance with the requirements of the Securities Exchange
Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Ascot Group, Inc.
(Registrant)

/s/ L.J. Boyne
President